Exhibit 10.5

CONTRIBUTION AND ASSIGNMENT AGREEMENT

This Contribution and Assignment Agreement (the “Agreement”) between R. Patrick Garrett, an individual (“Garrett”) and Mary Anne Garrett, and individual and the sole proprietor of R&M (“R&M” and, together with Garrett, the “Contributors”), on the one hand, and Gallery Management Holding Corp, a Colorado corporation (the “Company”), on the other hand, is made as of February 27, 2012, with respect to the contribution of assets and intellectual property to the Company in exchange in accordance with the following terms and conditions:

RECITALS:

WHEREAS, the Company desires to enter into the waste remediation business, particularly waste generated in connection with oil and gas production (the “Business”);

WHEREAS, the Contributors have developed and have ownership interests in technology relating to waste remediation;

WHEREAS, the Contributors have also identified prospective customers of the Business and have negotiated contracts or head of terms agreements with prospective customers of the Business and strategic alliances of the Business (the “Contracts”);

WHEREAS, the Contributors desire to contribute to contribute the Contracts and their interests in the intellectual property necessary to conduct the Business in exchange for the consideration set forth below.

NOW THEREFORE, the Contributors and the Company agree as follows:

1. CONTRIBUTED PROPERTY

Effective immediately, the Contributors hereby contributes and conveys to the Company all of the Contributors' right, title, and interest in the following (collectively, the “Assets”), more specifically described on Exhibit A hereto:

a. Intellectual Property.  The Contributors shall contribute and caused to be assigned to the Company all intellectual property rights relating to or used in the Business, including but not limited to all patents and patent applications, trademarks, tradenames, service marks, know-how, trade secrets, copyrights, inventions, licenses and other rights to make, use or sell the products to be offered by the Business.  Exhibit A sets forth all intellectual property used in the Business and contributed to the Company.

b. Contracts - all contracts and agreements (oral or written) in effect on the as of the date hereof pertaining to the Business, including, without limitation the agreements. Understandings or arrangements listed on Exhibit A.

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c. No Prior Liabilities.  Except as set forth herein, the Assets do not include, and the Company is not accepting, assuming or agreeing to pay any liability, debt or obligation of the Contributors arising prior to the date of this Agreement relating to or arising from the ownership or use of the Assets. Notwithstanding the foregoing, to the extent that any payments, debts or obligations arise with respect to the Assets from and after the date hereof, such payments shall be the obligation of the Company.

2. COMPANY ACCEPTANCE AND ASSUMPTION

The Company hereby accepts the contribution of the Assets and agrees to make the following payments as consideration for the contribution of the Assets:

a.	Cash payments totaling Six Hundred Thousand Dollars ($600,000) payable as follows:
i.	$100,000 on or before March 26, 2012;

ii.	$250,000 on or before December 31, 2012; and

iii.	$250,000 on or before December 31, 2013.

iv.	The Company shall execute and deliver an unsecured promissory note in the principal amount of $600,000 substantially in the form attached hereto as Exhibit C.

b.
The Company agrees to accept and assume all obligations arising from and relating to the operation of the Business and the Assets from and after the date hereof, including but not limited to all payments due or owing under any Contract included in the Assets and incurred after the date hereof.

c.
The Company agrees to enter into that certain Employment Agreement of even date herewith with R. Patrick Garrett pursuant to which the Contributor will be appointed as the Chief Executive Officer and receive the salary and stock and options set fort therein.

The parties acknowledge and agree that each of the payments and commitment above are a material part of the Consideration for the Assets.  If the Company breaches any of its obligations above within one year after the date of this Agreement or in the event that the Company becomes insolvent, declares bankruptcy, makes any assignment for the benefit of creditors or upon the occurrence of any similar event, then the Contributor shall be entitled to terminate this Agreement and obtain the return of the Assets, free and clear of any lien or encumbrance.

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3. REPRESENTATIONS AND WARRANTIES OF PRICE

a. Organization.  Garrett is an individual, residing in the State of Oregon and Mary Anne Garrett is an individual, residing in the State of Oregon, and is the sole proprietor of R&M, and each has the power and authority to own, transfer and convey the Assets and to carry on business as presently being conducted.

b. Authority.  The Contributors have full legal right, power and capacity to enter into, execute, deliver and perform this Agreement and all attendant documents and instruments (collectively “Documents”)  contemplated hereby which Documents shall include but not be limited to the execution of bills of sale, assignments of all intellectual property relating to the Business.   Further, the execution and delivery by the Contributors of the actions required hereunder and the consummation by them of the transactions contemplated thereby and the performance by them of their obligations therein have been duly and validly authorized by all necessary action.

c. Enforceability.  This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of each of the Contributors and is enforceable with respect to each of the Contributors in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, priority or other laws or court decisions relating to or affecting generally the enforcement of creditors’ rights or affecting generally the availability of equitable remedies.  The execution and delivery of this Agreement by the Contributors and the Company, and the consummation of the transactions contemplated hereby by the Contributors in accordance with the terms hereof shall not conflict with or result in a breach of, violation of, or default under, (or constitute an event that with notice, lapse of time, or both, would constitute a breach or default under) any of the terms, conditions or provisions of laws of Oregon  or the United States of America, or any note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation to which any of the Contributors is a party or by which any of the Assets are bound.

d. No Violation. The execution and consummation of this Agreement will not (i) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any governmental authority or of any arbitration award which is either applicable to, binding upon or enforceable against any of the Contributors, or the assets of the Contributors, (ii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any contract which is applicable to, binding upon or enforceable against any of the Contributors relating to the Business or the Assets, (iii) result in or require the creation or imposition of any lien or encumbrance upon or with respect to any of the Assets, or (iv) require the consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, any court or tribunal or any other person.

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e. Good Title, Adequacy and Condition.

i. The Contributors has good and marketable title to the Assets with full power to sell, transfer and assign the same, free and clear of any lien or encumbrance of any kind.

ii. The Assets constitute, in the aggregate, all of the assets and properties necessary for the conduct of the Business in the manner in which and to the extent to which such business is currently being conducted and include, without limitation, all tangible and intangible assets owned by the Contributors, and all contracts, licenses and permits of the Contributors related to the Business.

f. No Claims. There is no action, suit or proceeding against the Contributors or the Assets, nor is there any pending or threatened action of any kind against the Contributors or the Assets, except as set forth on Exhibit B.

4. CONDITIONS TO CLOSING

a.
Settlement of Litigation.  The closing of the contribution of the Assets shall occur within five (5) business days after the Contributors have entered into a settlement agreement or agreement to stay execution of judgment in David Orkeny and Buckingham Investment Group, LLC v. Keith  Chapman, Ronald Patrick Garrett and Allen Adams (case no.0809-12896) in the Circuit Court of the State of Oregon for the County of Multnomah.  Such settlement or agreement to stay shall be on terms reasonably acceptable to the Company.

b.
Assignment of Payments.  In the event that such settlement or agreement to stay requires a settlement payment by any of the Contributors, then the Company shall be entitled to pay such amounts directly to the plaintiffs or their counsel and to offset any such payments against amounts due under this Agreement; provided, however, in no event or circumstance shall the Company be required to make any payment in excess of the amount agreed in Section 2 above or to make any payment in advance of the due dates set forth in Section 2.

5. REPRESENTATIONS AND WARRANTIES OF PETROTERRA

a. Organization.  The Company is a corporation validly existing under the laws of the State of Colorado and has the requisite power and authority to carry on the Business as now being conducted.

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b. Authority.  The Company has full legal right, power and capacity to enter into, execute, deliver and perform this Agreement and all attendant documents and instruments contemplated hereby.

c. Enforceability.  This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Company and is enforceable with respect to the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, priority or other laws or court decisions relating to or affecting generally the enforcement of creditors’ rights or affecting generally the availability of equitable remedies.  The execution and delivery of this Agreement by the Contributors and the Company, and the consummation of the transactions contemplated hereby by the Company in accordance with the terms hereof shall not conflict with or result in a breach of, violation of, or default under, (or constitute an event that with notice, lapse of time, or both, would constitute a breach or default under) any of the terms, conditions or provisions of the charter documents of the Company, any provision of the laws of Oregon or the United States of America, or any note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation to which the Company is a party or by which any of its assets or properties are bound.

6.  VALUATION

The Contributors and the Company agree that the fair market value of the Assets, taken as a whole, is in excess of $600,000 as of the date hereof.

7. INDEMNIFICATION

a. Agreement by the Contributors to Indemnify. The Contributors agrees to indemnify, defend,  and hold the Company and the officers, managers, directors, employees and agents of each thereof (collectively, the “Indemnified Party”) harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel fees and expenses) incurred or suffered by the Indemnified Party  resulting from or arising out of (i) any breach of a representation or warranty made by the Contributors in or pursuant to this Agreement, (ii) any breach of the covenants, agreements, or any terms by the Contributors under this Agreement, (ii) any infringement of the proprietary rights of any third party, or (iv) any liabilities or obligations of the Contributors.

b. Survival of Representations and Warranties. Each of the representations and warranties made by the Contributors in this Agreement or pursuant hereto shall survive for a period of two (2) years from the date of this Agreement.

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8. GENERAL

a. Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by telecopy (with receipt confirmed), or by courier service, as follows:

If to the Company to:	Gallery Management Holding Corp.
c/o Allen Adams
4 Grouse Terrace
Lake Oswego, Oregon 97035

with a copy to:	Christopher A. Wilson.
9110 Irvine Center Drive
Irvine, CA 92618

If to a Contributor:	c/o R. Patrick Garrett
39380 Amherst Street
Sandy, Oregon 97055

b. Headings.  The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

c. Counterparts.  This Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

d. Binding Nature.  This Agreement shall be binding upon and inure to the benefit of the parties hereto.  No party may assign or transfer any rights under this Agreement; provided, however, the Company may assign this Agreement to any successor in interest, and entity into which it merges, or any entity that acquires substantially all of the assets of the Company.

e.  Applicable Law.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Oregon as applied to contracts entered into solely between residents of, and to be performed entirely in, such state.

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IN WITNESS WHEREOF, the parties have executed this Contribution and Assignment Agreement as of the date above written.

GALLERY MANAGEMENT HOLDING CORP.,
A Colorado corporation

By:            /s/ Roger Richter
Roger Richter, COO

R. PATRICK GARRETT, an individual

/s/ R. Patrick Garrett
R. Patrick Garrett

MARY ANNE GARRETT, sole proprietor of R&M

/s/ Mary Anne Garrett
Mary Anne Garrett

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EXHIBIT A

List of Assets

Contracts

1.  Colombia—all contracts with Oilfield Services and Supplies, SAS, ATP, EcoPetrol and related parties

2. Teaming agreements with Remedial Construction Services, L.P, including agreements for the Motiva refinery

3. The Bakken – all contracts with

4. Kazakhstan – the right to negotiate contracts with Steelmaster and

5. Acquisition of OSS/ATP

6. Acquisition of Thunderridge –

7. Agreement with AquaTech

8. Manufacturing Agreement with Chapman Industries

Intellectual Property

1.	All proprietary rights relating to the infrared unit technology.

2.	All proprietary rights relating to indirect thermal unit technology.

3.	All proprietary rights relating to the clean-up of oil ponds.

4.	All proprietary rights relating to the remediation of produced and production water.

A-1

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EXHIBIT B

Pending and Threatened Proceedings

1.	Orkeny v. Chapman described in the Agreement.

2.	Base Industries, LLC v. MECO Environmental, LLC et al., (case no 602755) in the 19th Judicial District Court for the Parish of East Baton Rouge, State of Louisiana.

B-1

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EXHIBIT C

Form of Promissory Note and Security Agreement

C-1